Virginia K. Sourlis, JD, MBA*	The Galleria
Philip Magri, JD+	2 Bridge Avenue
Joseph M. Patricola, JD*	Red Bank, New Jersey 07701
Daniel Kobrinski, JD, LLM+#	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
Virginia@SourlisLaw.com
* Licensed in NJ
+ Licensed in NY
# Licensed in DC

January 11, 2008

Board of Directors
Fresca Worldwide Trading Corporation
7337 Oswego Road
Liverpool, New York 13090

Re:	Registration Statement on Form SB-2
Resale of 120,000 Shares of Common Stock

Dear Board of Directors:

We have acted as securities counsel to Fresca Worldwide Trading Corporation, a Nevada corporation (the "Company"), in connection with the preparation of the Company’s registration statement on Form SB-2, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 120,000 shares, par value $0.001 per share, of common stock of the Company (the “Shares”) on behalf of the selling stockholders named in the Registration Statement (the “Selling Stockholders”).

In our capacity as counsel to the Company, we have reviewed copies of the following, as presented to us by the Company:

1.	The Company’s Articles of Incorporation;
2.	The Company’s Bylaws;
3.	Certain corporate resolutions of the Company’s Board of Directors pertaining to the issuance of the Shares by the Company;
4.	The Registration Statement;
5.	The exhibits to the Registration Statement; and
6.	Such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers and directors, it is our opinion as of the date hereof that:

1.	The Company’s Articles validly authorize the issuance of the Shares registered in the Registration Statement; and
2.	The Shares to be sold by the Selling Stockholders named in the Registration Statement are validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm’s name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm
/s/ Virginia K. Sourlis, Esq.
Virginia K. Sourlis, Esq.

cc: Securities and Exchange Commission